Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
 (baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Comparable Store Sales Increase of 2.7% for December

HOUSTON, TX, January 3, 2013 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the five week December period ended December 29, 2012 increased 5.0% to $287 million from $273 million in the prior year five week December period ended December 31, 2011.  Comparable store sales for the December period increased 2.7%.

The Company noted that its feminine apparel businesses, which includes misses sportswear, petites, plus sizes and junior's, achieved comparable store sales increases that exceeded the Company average for December.  Geographically, the Southwest and South Central regions outperformed.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2012	2011	2012	2011
1st Quarter	2.5	0.2	366	347
2nd Quarter	5.4	0.9	381	353
3rd Quarter	8.1	(0.6)	371	333
November	13.2	2.3	141	121
December	2.7	1.2	287	273
4th Qtr-To-Date	5.9	1.5	428	394
Year-To-Date (11 Mos)	5.5	0.5	1,546	1,427

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Stage Stores Reports
December Sales
Page – 2

Michael Glazer, President and Chief Executive Officer, commented, "A phenomenal final week of the month offset some early softness and helped drive our 2.7% comparable store sales increase.  As has been the pattern over the last several years, our customers clearly waited until the last minute to complete their holiday shopping.  Despite the slow start to the month, we adhered to our planned merchandising and marketing strategies which enabled us to maintain our merchandise margin rate.  We are pleased with the 5.9% comparable store sales increase that we generated over the combined November and December holiday shopping period and we expect that our positive momentum will continue as we close out the fiscal year."

Store Activity
No stores were opened or closed during December.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 865 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains "forward-looking statements". Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company's expectations that its positive momentum will continue as the Company closes out its fiscal year (i.e., in January).  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 28, 2012, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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